Exhibit 10.1

Description of
The Liberty Corporation
Management Bonus Plan

Liberty has an unwritten Management Bonus Plan (the “Plan”) which provides for the payment of annual cash bonus awards to key employees based upon the achievement of predetermined levels of financial performance of Liberty. The key employees eligible for the Plan include members of the corporate staff as well as regional managers and key station employees. The Plan is designed to provide increasing bonus payments as the company’s financial performance increases. The following is a description of the Plan.

Early each calendar year, the Compensation Committee of the Board of Directors takes the following actions to establish the bonus plan for the year:

First, they assign each participant a target bonus equal to a percentage of his or her base salary. The target bonus reflects the Compensation Committee’s judgment regarding a competitive bonus and the extent to which the participant could contribute to the achievement of Liberty’s financial goals. Currently, the target bonuses for the named executive officers are as follows:

Position	% of annual salary
Chairman & CEO:	50
President:	46
CFO:	39
VP & General Counsel:	39
Controller :	29

Target bonuses for other participants vary from 15-38% of annual salary.

Second, they establish the budgeted financial performance targets for the year. For some participants with direct responsibility for operation of one or more divisions/stations, the annual performance targets are a blend of both company-wide and division/station financial performance targets. The financial performance measures (whether for Liberty or a division/station of Liberty) are: revenue, EBITDA and broadcast operating profit.

Third, they determine a minimum threshold of performance before a participant is entitled to a bonus; currently this threshold is 90% of the targets. If actual performance exceeds the threshold, an executive officer will be eligible to receive a bonus in the range of 50% to 200% of his or her target bonus, depending upon a comparison of actual performance for the year to the budgeted performance for the year. In order to receive a bonus equal to 200% of the target bonus, financial performance must equal or exceed 125% of the budgeted performance for the year.

After the end of each year the Compensation Committee reviews the company’s financial performance to determine the tentative bonus for each participant. Each participant’s tentative bonus is then subject to a modest adjustment (up or down), depending upon the participant’s performance review for the year (i.e., whether or not the participant achieved his or her personal performance goals for the year). Bonuses are paid in lump sum cash payments, typically within three months after the end of the year.

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